As filed with the Securities and Exchange Commission on June 22, 2020

Registration No. 333-227805

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROGENICS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, 47th Floor New York, New York	10007
(Address of principal executive offices)	(Zip Code)

(646) 975-2500

(Registrant’s telephone number, including area code)

Daniel M. Niedzwiecki

Progenics Pharmaceuticals, Inc.

Secretary

One World Trade Center, 47th Floor Suite J

New York, New York

Telephone: (646) 975-2500

(Telephone number, including area code, of agent for service)

Copies of communications to:

Morton A. Pierce, Esq.

Bryan J. Luchs, Esq.

Michelle B. Rutta, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 819-8200

Approximate date of commencement of proposed sale to the public: Not Applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)

Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-227805) (the “Registration Statement”) of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2018, with respect to the registration of $250,000,000 of securities of the Registrant.

On June 19, 2020, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated February 20, 2020 (the “Merger Agreement”) among the Registrant, Lantheus Holdings, Inc., a Delaware corporation (“Lantheus”), and Plato Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Lantheus (“Merger Sub”), Merger Sub has merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Lantheus.

In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. The Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of June, 2020.

PROGENICS PHARMACEUTICALS, INC.

By:	/s/ Daniel M. Niedzwiecki
	Name:	Daniel M. Niedzwiecki
	Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.